Exhibit 99

GORMAN-RUPP REPORTS RECORD FIRST QUARTER 2007 RESULTS
Mansfield, Ohio – April 26, 2007 – The Gorman-Rupp Company (AMEX:GRC) reports record net sales of $74,461,000 during the first quarter ended March 31, 2007 compared to $67,087,000 during the same period in 2006, an increase of 11.0%. Net income during the quarter was $5,092,000, an increase of 12.2% compared to $4,538,000 in 2006, resulting in record first quarter earnings per share of $0.38 compared to $0.34 in 2006.
Sales during the quarter reflected continued growth in the municipal, industrial, construction and rental markets. Sales at Patterson Pump Company, a wholly-owned subsidiary, increased during the quarter principally as a result of pumps supplied for a flood control project in New Orleans.
Record first quarter earnings, resulting primarily from the volume leverage of increased sales, were reduced by higher healthcare costs of approximately $0.04 per share.
Strong incoming orders during the quarter resulted in a record backlog of $115.2 million at March 31, 2007, a 16.8% increase from a year ago and 5.2% higher than the backlog of $109.5 million at December 31, 2006. Demand arising from continued global focus on water, wastewater and flood control projects remains a major contributor to the record-breaking backlog.
The Company continued its international growth strategy with the purchase on April 2, 2007 of a controlling interest in Wavo Pompen B.V., located in The Netherlands and the establishment of Gorman-Rupp Europe B.V. These actions are expected to offer the Company expanded European market opportunities.
The Company was pleased to be recognized in the Audit Integrity Top 100 for excellence in corporate integrity for its financial reporting and corporate governance during 2006.
President and CEO Jeffrey Gorman stated, “We are extremely pleased with the record first quarter results and strength of incoming orders. The establishment of Gorman-Rupp Europe B.V. is an additional step in positioning the Company for continued international growth. We look forward to another good year in 2007.”
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire protection, heating ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended March 31,
	2007	2006
Net sales	$74,461	$67,087
Cost of products sold	58,396	52,137

Gross Profit	16,065	14,950

Selling, general and administrative expenses	8,440	8,106

Operating Income	7,625	6,844

Other income (expense) — net	418	204

Income Before Income Taxes	8,043	7,048
Income taxes	2,951	2,510

Net Income	$5,092	$4,538

Basic and Diluted Earnings Per Share	$0.38	$0.34
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands of dollars)

	March 31,	December 31,
	2007	2006

Assets

Cash and short-term investments	$24,125	$16,855
Accounts receivable — net	44,912	45,135
Inventories — net	48,911	50,299

Deferred income taxes and other current assets	4,401	7,829

Total Current Assets	122,349	120,118

Property, Plant and Equipment — Net	52,305	52,351

Deferred income taxes and other assets	16,020	15,071

Total Assets	$190,674	$187,540

Liabilities and Shareholders’ Equity

Accounts payable	$10,193	$10,417
Accrued liabilities and expenses	17,024	17,229

Total Current Liabilities	27,217	27,646

Income Tax Payable	1,211	—
Retirement Benefits	3,005	4,185
Postretirement Benefits	27,809	27,567

Shareholders’ Equity	131,432	128,142

Total Liabilities and Shareholders’ Equity	$190,674	$187,540

Shares outstanding	13,360,004	13,360,004